EXHIBIT 4 - SAMPLE SUBSCRIPTION AGREEMENT
SUBSCRIPTION
AGREEMENT FOR
QUALIFIED
PURCHASERS Multi-
Housing Income
REIT, Inc., a
Maryland
Corporation
THIS SUBSCRIPTION AGREEMENT (this "Agreement' or this
"Subscription") is made and entered into as of	, 201_, by
and between the undersigned (the "Subscriber," "Investor," or
"you") and MultiHousing Income REIT, Inc., a Maryland
corporation (the "Company" or "we" or "us" or "our"), with
reference to the facts set forth below.
WHEREAS, subject to the terms and conditions of this
Agreement, the Subscriber wishes to irrevocably subscribe for and purchase (subject to acceptance of such subscription by
the Company) certain shares of Common Stock (the "Common
Stock"), as set forth in Section 1 and on the signature page hereto, offered pursuant to that certain Offering Circular,
dated as of [_J (the "Offering Circular") ofthe Company.
NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
      1.	Subscription for and Purchase ofthe Common Stock.
      1.1	Subject to the express terms and conditions of this
Agreement, the Subscriber hereby irrevocably subscribes for
and agrees to purchase the Common Stock (the "Purchase") in
the amount of the purchase price (the "Purchase Price") set
forth on the signature page to this Agreement.
      1.2	The Subscriber must initially purchase at least 200
shares of Common Stock in this offering, or $2,000 based on
the initial offering price per share. There is a minimum subscription requirement on additional purchases after the Subscriber has purchased the requisite minimum of 200 shares of Common Stock. This minimum is at least 10 additional shares of Common Stock, or $200 based on the initial offering price per share.
      1.3	The offering of Common Stock is described in the
Offering Circular, that is available through our online
website platforms www.upsideavenue.com (the "Sites"), as
well as on the SEC's EDGAR website. Please read this
Agreement, the Offering Circular, and the Company's Amended
and Restated Charter (the "Charter"). While they are
subject to change, as described below, the Company advises
you to print and retain a copy of these documents for your
records. By signing electronically below, you agree to the
following terms together with the Terms and Conditions and
the Terms of Use,
consent to the Company's Privacy Policy, and agree to transact business with us and to receive communications relating to the Common Stock electronically.
      1.4	The Company has the right to reject this
Subscription in whole or in part for any reason. The
Subscriber may not cancel, terminate or revoke this Agreement, which, in the case of an individual, shall survive his death or disability and shall be binding upon the Subscriber, his
heirs, trustees, beneficiaries, executors, personal or legal administrators or representatives, successors, transferees and assigns.
      1.5	Once you make a funding commitment to purchase
Common Stock, it is irrevocable until the Common Stock is
issued, the Purchase is rejected by the Company, or the
Company otherwise determines not to consummate the
transaction.
      1.6	The undersigned has received and read a copy of the
Company's Charter and agrees that its execution of this
Subscription Agreement constitutes its consent to such
Charter, and, that upon acceptance of this Subscription
Agreement by the Company, the undersigned will become a member of the Company as a holder of Common Stock. When this
Subscription Agreement is countersigned by the Company, the
Charter shall be binding upon the undersigned as of the
settlement date.
      2.	Purchase of the Common Stock.
      2.1	The Subscriber understands that the Purchase Price
is payable with the execution and submission of this
Agreement, and accordingly, is submitting herewith to the
Company the Purchase Price as agreed to by the Company on the
Site.
      2.2	If the Company returns the Subscriber's Purchase
Price to the Subscriber, the Company will not pay any interest to the Subscriber.
      2.3	If this Subscription is accepted by the Company, the
Subscriber agrees to comply fully with the terms of this
Agreement, the Common Stock and all other applicable documents or instruments of the Company, including the Charter. The
Subscriber further agrees to execute any other necessary
documents or instruments in connection with this Subscription and the Subscriber's purchase of the Common Stock.
      2.4	In the event that this Subscription is rejected in
full or the offering is terminated, payment made by the
Subscriber to the Company for the Common Stock will be
refunded to the Subscriber without interest and without
deduction, and all of the obligations of the Subscriber
hereunder shall terminate. To the extent that this
Subscription is rejected in part, the Company shall refund to the Subscriber any payment made by the Subscriber to the
Company with respect to the rejected portion of this
Subscription without interest and without deduction, and all of the obligations of Subscriber hereunder shall remain in
full force and effect except for those obligations with
respect to the rejected portion ofthis Subscription, which
shall terminate.
Investment Representations and Warranties of the Subscriber.
The Subscriber represents and warrants to the Company the
following:
      3.1	The information that the Subscriber has furnished
herein, including (without limitation) the information
furnished by the Subscriber upon signing up for the Sites
regarding whether Subscriber qualifies as (i) an "accredited investor" as that term is defined in Rule 501 under Regulation
D promulgated under the Securities Act of 1933, as amended (the "Act") and/or (ii) a "qualified purchaser" as that term is defined in Regulation A promulgated under the Act, is correct and complete as of the date of this Agreement and will be
correct and complete on the date, if any, that the Company
accepts this subscription. Further, the Subscriber shall
immediately notify the Company of any change in any statement made herein prior to the Subscriber's receipt of the Company's acceptance of this Subscription, including, without limitation, Subscriber's status as an "accredited investor" and/or
"qualified purchaser". The representations and warranties made by the Subscriber may be fully relied upon by the Company and by any investigating party relying on them.
      3.2	The Subscriber, if an entity, is, and shall at all
times while it holds Common Stock remain, duly organized,
validly existing and in good standing under the laws of the
state or other jurisdiction ofthe United States of America of its incorporation or organization, having full power and
authority to own its properties and to carry on its business as conducted. The Subscriber, if a natural person, is eighteen
(18) years of age or older, competent to enter into a
contractual obligation, and a citizen or resident of the United States of America. The principal place of business or principal residence of the Subscriber is as shown on the signature page of this Agreement.
      3.3	The Subscriber has the requisite power and authority
to deliver this Agreement, perform his, her or its obligations set forth herein, and consummate the transactions contemplated hereby. The Subscriber has duly executed and delivered this Agreement and has obtained the necessary authorization to execute and deliver this Agreement and to perform his, her or its obligations herein and to consummate the transactions contemplated hereby. This Agreement, assuming the due execution and delivery hereof by the Company, is a legal, valid and
binding obligation ofthe Subscriber enforceable against the Subscriber in accordance with its terms.
      3.4	At no time has it been expressly or implicitly
represented, guaranteed or warranted to the Subscriber by the Company or any other person that:
      (a)	A percentage of profit and/or amount or type of
gain or other consideration will be realized as a result
ofthis investment; or
      (b)	The past performance or experience on the part
of the Company and/or its officers or directors in any way
indicates the predictable or probable results of the
ownership of the Common Stock or the overall Company
venture.
      3.5	The Subscriber has received this Agreement, the
Offering Circular and the Charter. The Subscriber and/or the Subscriber's advisors, who are not affiliated with and not compensated directly or indirectly by the Company or an affiliate thereof, have such knowledge and experience in
business and
financial matters as will enable them to utilize the
information which they have received in connection with the
Company and its business to evaluate the merits and risks of an investment, to make an informed investment decision and to protect Subscriber's own interests in connection with the
Purchase.
      3.6	The Subscriber understands that the Common Stock
being purchased is a speculative investment which involves a substantial degree of risk of loss of the Subscriber's entire investment in the Common Stock, and the Subscriber understands and is fully cognizant of the risk factors related to the
purchase of the Common Stock. The Subscriber has read,
reviewed and understood the risk factors set forth in the
Offering Circular.
      3.7	The Subscriber understands that any forecasts or
predictions as to the Company's performance are based on
estimates, assumptions and forecasts that the Company believes to be reasonable but that may prove to be materially
incorrect, and no assurance is given that actual results will correspond with the results contemplated by the various forecasts.
      3.8	The Subscriber is able to bear the economic risk of
this investment and, without limiting the generality of the foregoing, is able to hold this investment for an indefinite period of time. The Subscriber has adequate means to provide for the Subscriber's current needs and personal contingencies and has a sufficient net worth to sustain the loss ofthe Subscriber's entire investment in the Company.
      3.9	If the Subscriber does not qualify as an "accredited
investor," that the amount of Common Stock being purchased by the Subscriber does not exceed 10% ofthe greater ofthe
Subscriber's annual income or net worth (for natural persons), or 10% of the greater of the Subscriber's annual revenue or
net assets at fiscal year-end (for non-natural persons).
      3.10	The Subscriber has had an opportunity to ask
questions of the Company or anyone acting on its behalf and to receive answers concerning the terms of this Agreement and the Common Stock, as well as about the Company and its business generally, and to obtain any additional information that the
Company possesses or can acquire without unreasonable effort or expense, that is necessary to verify the accuracy of the information contained in this Agreement. Further, all such questions have been answered to the full satisfaction of the
Subscriber.
      3.11	The Subscriber agrees to provide any additional
documentation the Company may reasonably request, including documentation as may be required by the Company to form a reasonable basis that the Subscriber qualifies as an
"accredited investor" as that term is defined in Rule 501
under Regulation D promulgated under the Act, or otherwise as a "qualified purchaser" as that term is defined in Regulation
A promulgated under the Act, or as may be required by the
securities administrators or regulators of any state, to
confirm that the Subscriber meets any applicable minimum
financial suitability standards and has satisfied any
applicable maximum investment limits.
      3.12	The Subscriber understands that no state or
federal authority has scrutinized this Agreement or the
Common Stock offered pursuant hereto, has made any finding
or determination
relating to the fairness for investment of the Common Stock, or has recommended or endorsed the Common Stock, and that the
Common Stock has not been registered or qualified under the
Act or any state securities laws, in reliance upon exemptions from registration thereunder.
      3.13	The Subscriber understands that the Company has
not been registered under the Investment Company Act of
1940.
      3.14	The Subscriber is subscribing for and purchasing the
Common Stock without being furnished any offering literature, other than the Offering Circular, the Charter and this
Agreement, and such other related documents, agreements or instruments as may be attached to the foregoing documents as exhibits or supplements thereto, or as the Subscriber has otherwise requested from the Company in writing, and without receiving any representations or warranties from the Company or its agents and representatives other than the
representations and warranties contained in said documents,
and is making this investment decision solely in reliance upon the information contained in said documents and upon any investigation made by the Subscriber or Subscriber's advisors.
      3.15	The Subscriber's true and correct full legal name,
address of residence (or, if an entity, principal place of business), phone number, electronic mail address, United
States taxpayer identification number, if any, and other
contact information are accurately provided on signature page hereto. The Subscriber is currently a bona fide resident of the state or jurisdiction set forth in the current address
provided to the Company. The Subscriber has no present
intention of becoming a resident of any other state or
jurisdiction.
      3.16	The Subscriber is subscribing for and purchasing the
Common Stock solely for the Subscriber's own account, for
investment purposes only, and not with a view toward or in connection with resale, distribution (other than to its stockholders or members, if any), subdivision or
fractionalization thereof. The Subscriber has no agreement or other arrangement, formal or informal, with any person or
entity to sell, transfer or pledge any part of the Common
Stock, or which would guarantee the Subscriber any profit, or insure against any loss with respect to the Common Stock, and the Subscriber has no plans to enter into any such agreement or arrangement.
      3.17	The Subscriber represents and warrants that the
execution and delivery ofthis Agreement, the consummation of the transactions contemplated thereby and hereby and the
performance of the obligations thereunder and hereunder will not conflict with or result inany violation of or default
under any provision of any other agreement or instrument to
which the Subscriber is a party or any license, permit,
franchise, judgment, order, writ or decree, or any statute,
rule or regulation, applicable to the Subscriber. The
Subscriber confirms that the consummation of the transactions envisioned herein, including, but not limited to, the
Subscriber's Purchase, will not violate any foreign law and
that such transactions are lawful in the Subscriber's country of citizenship and residence.
      3.18	The Company's intent is to comply with all
applicable federal, state and local laws designed to
combat money laundering and similar illegal activities,
including the provisions of the Uniting and Strengthening
America by Providing Appropriate Tools Required to
Intercept and Obstruct
Terrorism Act of 2001 (the "PATRIOTAct"). Subscriber hereby represents, covenants, and agrees that, to the best of
Subscriber's knowledge based on reasonable investigation:
      (a)	None of the Subscriber's funds
tendered for the Purchase Price (whether payable
in cash or otherwise) shall be derived from
money laundering or similar activities deemed
illegal under federal laws and regulations.
      (b)	To the extent within the Subscriber's
control, none of the Subscriber's funds tendered for
the Purchase Price will cause the Company or any of
its personnel or affiliates to be in violation
offederal anti-money laundering laws, including
(without limitation) the Bank Secrecy Act (31 U.S.C.
5311 et seq.), the United States Money Laundering
Control Act of 1986 or the International Money
Laundering Abatement and Anti-Terrorist Financing
Act of 2001, and/or any regulations promulgated
thereunder.
      (c)	When requested by the Company, the
Subscriber will provide any and all additional
information, and the Subscriber understands and
agrees that the Company may release confidential
information about the Subscriber and, if applicable,
any underlying beneficial owner or Related Person
to U.S. regulators and law enforcement authorities,
deemed reasonably necessary to ensure compliance
with all applicable laws and regulations concerning
money laundering and similar activities. The Company
reserves the right to request any information as is
necessary to verify the identity of the Subscriber
and the source of any payment to the Company. In the
event of delay or failure by the Subscriber to
produce any information required for verification
purposes, the subscription by the Subscriber may be
refused.
      (d)	Neither the Subscriber, nor any person or
entity controlled by, controlling or under common
control with the Subscriber, any of the Subscriber's
beneficial owners, any person for whom the
Subscriber is acting as agent or nominee in
connection with this investment nor, in the case of
a Subscriber which is an entity, any Related Person
is:
      (i)	a Prohibited Investor;
      (ii)	a Senior Foreign Political Figure, any
member of a Senior Foreign Political Figure's
"immediate family," which includes the figure's
parents, siblings, spouse, children and in-laws,
or any Close Associate of a Senior Foreign
Political Figure,
or a person or entity resident in, or organized or chartered under, the laws of a NonCooperative Jurisdiction;
      (iii)	a person or entity resident in, or organized
or chartered under, the laws of a jurisdiction that has been designated by the U.S. Secretary of the Treasury under
Section 311 or 312 of the PATRIOT Act as warranting special
measures due to money laundering concerns; or Bank without a physical presence in any country, but does not include a regulated affiliate; "Foreign Bank" shall mean an
organization that (i) is organized under the laws of a
foreign country, (ii) engages in the business of banking,
(iii)	is recognized as a bank by the bank supervisory or
monetary authority of the country of its organization or
principal banking operations, (iv) receives deposits to a substantial extent in the regular course of its business, and
(v) has the power to accept demand deposits, but does not
include the U.S. branches or agencies of a foreign bank; "Non-CooperativeJurisdiction" shall mean any foreign country that has been designated as noncooperative with international anti-
money laundering principles or procedures by an
intergovernmental group or organization, such as the Financial
Task Force on Money Laundering, of which the U.S. is a member and with which designation the U.S. representative to the
group or organization continues to concur; "Prohibited
Investor" shall mean a person or entity whose name appears on
(i) the List of Specially Designated Nationals and Blocked
Persons maintained by the U.S. Office of Foreign Assets
Control; (ii) other lists of prohibited persons and entities as may be mandated by applicable law or regulation; or (iii)
such other lists of prohibited persons and entities as may be provided to the Company in connection therewith; "Related
Person" shall mean, with respect to any entity, any interest holder, director, senior officer, trustee, beneficiary or
grantor of such entity; provided that in the case of an entity that is a publicly traded company or a tax qualified pension or retirement plan in which at least 100 employees participate that is maintained by an employer that is organized in the
U.S. or is a U.S. government entity, the term "Related Person"
shall exclude any interest holder holding less than 5% of any class of securities of such publicly traded company and beneficiaries of such plan; "Senior Foreign Political Figure"
shall mean a senior official in the executive, legislative, administrative, military or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party, or a senior executive of a
foreign government-owned corporation. In addition, a Senior
Foreign Political Figure includes any corporation, business or other entity that has been formed by, or for the benefit of, a Senior Foreign Political Figure.
      (iv)	a person or entity who gives Subscriber reason to
believe that its funds originate from, or will be or have been routed through, an account maintained at a Foreign Shell Bank, an "offshore bank," or a bank organized or chartered under the laws ofa Non-CooperativeJurisdiction.
      (e)	The Subscriber hereby agrees to immediately notify
the Company if the Subscriber knows, or has reason to suspect, that any of the representations in this
Section 3.18 have become incorrect or if there is any
change in the information affecting these representations
and covenants.
      (f) The Subscriber agrees that, if at any time it is discovered that any of the foregoing anti-money laundering representations are incorrect, or if otherwise
required by applicable laws or regulations, the Company
may undertake appropriate actions, and the Subscriber
agrees to cooperate with such actions, to ensure
compliance with such laws or regulations, including, but
not limited to segregation and/or redemption of the
Subscriber's interest in the Common Stock.
3.19	The Subscriber represents and warrants that the Subscriber
is either:
      (a)	Purchasing the Common Stock with funds that
constitute the assets one or more of the following:
      (i)	an "employee benefit plan" as defined in
Section 3(3) ofthe U.S. Employee Retirement Income Security
Act of 1974, as amended ("ERISA"), that is subject to Title
I of ERISA;
      (ii)	an "employee benefit plan" as defined in
Section 3(3) of ERISA that is not subject to either Title I
of ERISA or Section 4975 of the Internal Revenue Code of
1986, as amended (the "Code") (including a governmental
plan, non-electing church plan or foreign plan). The
Subscriber hereby represents and warrants that (a) its
investment in the Company: (i) does not violate and is not
otherwise inconsistent with the terms of any legal document constituting or governing the employee benefit plan; (ii)
has been duly authorized and approved by all necessary
parties; and (iii) is in compliance with all applicable
laws, and
(b)	neither the Company nor any person who manages the
assets of the Company will be subject to any laws, rules
or regulations applicable to such Subscriber solely as a
result of the investment in the Company by such
Subscriber;
      (iii)	a plan that is subject to Section 4975 of
the Code (including an individual retirement account);
      (iv)	an entity (including, if applicable, an
insurance company general account) whose underlying assets
include "plan assets" of one or more "employee benefit
plans" that are subject to Title I of ERISA or "plans" that
are subject to Section 4975 of the Code by reason of the
investment in such entity, directly or indirectly, by such
employee benefit plans or plans; or
      (v)	an entity that (A) is a group trust within the
meaning of Revenue Ruling 81-100, a common or collective
trust fund of a bank or an insurance company separate
account and (B) is subject to Title I of ERISA, Section
4975 of the Code or both; or
      (b)	Not purchasing the Common Stock with funds that
constitute the assets of any of the entities or plans described in Section 3.19(a)(i) through 3.19(a)(v) above.

      3.20	The Subscriber further represents and warrants
that neither Subscriber nor any of its affiliates (a) have discretionary authority or control with respect to the assets of the Company or (b) provide investment advice for a fee (direct or indirect) with respect to the assets of the
Company. For this purpose, an "affiliate" includes any
person, directly or indirectly, through one or more
intermediaries, controlling, controlled by, or under common
control with the person and "control" with respect to a
person other than an individual means the power to exercise
a controlling influence over the management or policies of
such person.
      3.21	The Subscriber confirms that the Subscriber has been
advised to consult with the Subscriber's independent attorney regarding legal matters concerning the Company and to consult with independent tax advisers regarding the tax consequences of investing through the Company. The Subscriber acknowledges that Subscriber understands that any anticipated United States federal or state income tax benefits may not be available and, further, may be adversely affected through adoption of new laws or regulations or amendments to existing laws or
regulations. The Subscriber acknowledges and agrees that the
Company is providing no warranty or assurance regarding the
ultimate availability of any tax benefits to the Subscriber by reason of the Purchase.
      4. Ownership Limitation.
      The Subscriber acknowledges and agrees that, pursuant to
the terms of the Charter, the Subscriber generally cannot own, or be deemed to own by virtue of certain attribution
provisions of the Internal Revenue Code of 1986, as amended
(the "Code"), and as set forth in the charter, either more
than 9.8% in value or in number of our Common Stock, whichever is more restrictive, or more than 9.8% in value or in number of our shares, whichever is more restrictive. The Charter will include additional restrictions on ownership, including ownership that would result in (i) us being "closely held"
within the meaning of Section 856(h) of the Code, (ii) us
failing to qualify as a REIT, (iii) causing any of our income that would otherwise qualify as "rents from real property" for purposes of Section 856(d) of the Code to fail to qualify as such, or (iv) our shares being beneficially owned by fewer
than 100 persons (as determined under Section 856(a)(5) ofthe
Code). The Subscriber also acknowledges and agrees that,
pursuant to the terms of the Charter, the Subscriber's
ownership of our Common Stock cannot cause any other person to violate the foregoing limitations on ownership.
5.	Tax Forms.
      The Subscriber will also need to complete an IRS Form
W-9 or the appropriate Form W-8, which should be returned
directly to us via the Site. The Subscriber certifies that
the information contained in the executed copy (or copies)
of IRS Form W-9 or appropriate IRS Form W-8 (and any
accompanying required documentation), as applicable, when
submitted to us will be true, correct and complete. The
Subscriber shall (i) promptly inform us of any change in
such information, and (ii) furnish to us a new properly
completed and executed form, certificate or attachment, as applicable, as may be required under the Internal Revenue Service instructions to such
forms, the Code or any applicableTreasury Regulations or as
may be requested from time to time by us.
      6.	No Advisory Relationship.
      You acknowledge and agree that the purchase and sale of
the Common Stock pursuant to this Agreement is an arms-length transaction between you and the Company. In connection with the purchase and sale of the Common Stock, the Company is not acting as your agent or fiduciary, the Company assumes no
advisory or fiduciary responsibility in your favor in
connection with the Common Stock or the corresponding project investments, the Company has not provided you with any legal, accounting, regulatory or tax advice with respect to the
Common Stock, and you have consulted your own respective
legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate.
      7.	Bankruptcy.
      In the event that you file or enter bankruptcy,
insolvency or other similar proceeding, you agree to use the best efforts possible to avoid the Company being named as a
party or otherwise involved in the bankruptcy proceeding. Furthermore, this Agreement should be interpreted so as to prevent, to the maximum extent permitted by applicable law,
any bankruptcy trustee, receiver or debtor-in-possession from asserting, requiring or seeking that (i) you be allowed by the Company to return the Common Stock to the Company for a refund or (ii) the Company be mandated or ordered to redeem or
withdraw Common Stock held or owned by you.
      8.	Miscellaneous Provisions.
      8.1	This Agreement shall be governed by and construed in
accordance with the laws of the State of Maryland (without
regard to the conflicts of laws principles thereof).
      8.2	All notices and communications to be given or
otherwise made to the Subscriber shall be deemed to be
sufficient if sent by electronic mail to such address as set forth for the Subscriber at the records of the Company (or
that you submitted to us via the Site). You shall send all
notices or other communications required to be given hereunder to the Company via email at info@upsideavenue.com (with a copy to be sent concurrently via prepaid certified mail to: 9050 N. Capital of Texas Highway,
Suite 320, Austin, TX 78759, Attention: Investor Relations.
      Any such notice or communication shall be deemed to have
been delivered and received on the first business day
following that on which the electronic mail has been sent
(assuming that there is no error in delivery). As used in this section, "business day" shall mean any day other than a day on which banking institutions in the State of Maryland are
legally closed for business.
      8.3	This Agreement, or the rights, obligations or
interests of the Subscriber hereunder, may not be assigned, transferred or delegated without the prior written consent of the Company. Any such assignment, transfer or delegation in violation of this section shall be null and void.
      8.4	The parties agree to execute and deliver such
further documents and information as may be reasonably
required in order to effectuate the purposes of this
Agreement.
      8.5	Any term of this Agreement may be amended and the
observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each of
the parties hereto.
      8.6	If one or more provisions of this Agreement are held
to be unenforceable under applicable law, rule or regulation, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such
provision were so excluded and shall be enforceable in
accordance with its terms.
      8.7	In the event that either party hereto shall commence
any suit, action or other proceeding to interpret this
Agreement, or determine to enforce any right or obligation
created hereby, then such party, if it prevails in such
action, shall recover its reasonable costs and expenses
incurred in connection therewith, including, but not limited to, reasonable attorney's fees and expenses and costs of
appeal, if any.
      8.8	This Agreement (including the exhibits and schedules
attached hereto) and the documents referred to herein
(including without limitation the Common Stock) constitute the entire agreement among the parties and shall constitute the sole documents setting forth terms and conditions ofthe
Subscriber's contractual relationship with the Company with
regard to the matters set forth herein. This Agreement
supersedes any and all prior or contemporaneous
communications, whether oral, written or electronic, between
us.
      8.9	This Agreement may be executed in any number of
counterparts, or facsimile counterparts, each of which shall be deemed an original, and all of which together shall
constitute one and the same instrument.
      8.10	The titles and subtitles used in this Agreement are
used for convenience only and are not to be considered in
construing or interpreting this Agreement. The singular number or masculine gender, as used herein, shall be deemed to
include the plural number and the feminine or neuter genders whenever the context so requires.
      8.11	The parties acknowledge that there are no third-
party beneficiaries of this Agreement, except for any
affiliates ofthe Company that may be involved in the issuance or servicing of Common Stock on the Site, which the parties expressly agree shall be third party beneficiaries hereof.
      9.	Consent to Electronic Delivery.
      The Subscriber hereby agrees that the Company may deliver
all notices, financial statements, valuations, reports,
reviews, analyses or other materials, and any and all other documents, information and communications concerning the affairs of the Company and its investments, including, without limitation, information about the investment, required or permitted to be provided to the Subscriber under the Common
Stock or hereunder by means e-mail or by posting on an
electronic message board or by other means of electronic communication. Because the Company operates principally on the Internet, you will need to consent to transact business with us online and electronically. As part of doing business with us, therefore, we also need you to consent to our giving you certain disclosures electronically, either via the Sites or to the email address you provide to us. By entering into this Agreement, you consent to receive electronically all documents, communications, notices, contracts, and agreements arising from or relating in any way to your or our rights, obligations or services under this Agreement (each, a
"Disclosure"). The decision to do business with us
electronically is yours. This document informs you of your
rights concerning Disclosures.
      (a)	Scope of Consent. Your consent to receive
Disclosures and transact business electronically, and our
agreement to do so, applies to any transactions to which such
Disclosures relate.
      (b)	Consenting to Do Business Electronically. Before you
decide to do business electronically with us, you should
consider whether you have the required hardware and software capabilities described below.
      (c)	Hardware and Software Requirements. In order to
access and retain Disclosures electronically, you must satisfy the following computer hardware and software requirements:
access to the Internet; an email account and related software capable of receiving email through the Internet; a web browser which is SSL-compliant and supports secure sessions; and
hardware capable of running this software.
      (d)	How to Contact Us Regarding Electronic Disclosures.
You can contact us via email at info@upsideavenue.com. You may also reach us in writing at the following address: 9050 N.
Capital of Texas Highway, Suite 320, Austin, TX 78759,
Attention: Investor Relations. You agree to keep us informed of any change in your email or home mailing address so that
you can continue to receive all Disclosures in a timely
fashion. If your registered e-mail address changes, you must notify us of the change by sending an email to info@upsideavenue.com. You also agree to update your registered residence address and telephone number on the Sites if they change. You will print a copy of this Agreement for
your records, and you agree and acknowledge that you can
access, receive and retain all Disclosures electronically sent via email or posted on the Site.
      10.	Consent to Electronic Delivery ofTax Documents.
      (a)	Please read this disclosure about how we will
provide certain documents that we are required by the Internal Revenue Service (the "IRS") to send to you ("TaxDocuments") in connection with your Common Stock. A Tax Document provides important information you need to complete your tax returns.
Tax Documents include Form 1099. Occasionally, we are required to send you CORRECTED Tax Documents. Additionally, we may
include inserts with yourTax Documents. We are required to
send Tax Documents to you in writing, which means in paper
form. When you consent to electronic delivery of your Tax
Documents, you will be consenting to delivery of Tax
Documents, including these corrected Tax Documents and
inserts, electronically instead of in paper form.
      (b)	Agreement to ReceiveTax Documents Electronically. By
executing this Agreement on the Site, you are consenting in
the affirmative that we may send Tax Documents to you electronically. If you subsequently withdraw consent to receive Tax Documents electronically, a paper copy will be
provided. Your consent to receive theTax Documents
electronically continues for every tax year until you withdraw your consent.
      (c)	How We Will Notify You That a Tax Document is
Available. You will receive an electronic notification via
email when your Tax Documents are ready for access on the
Site. Your Tax Documents are maintained on the Sites through at least October 15 ofthe applicable tax year, at a minimum, should you ever need to access them again.
      (d)	Your Option to Receive Paper Copies. To obtain a
paper copy of yourTax Documents, you can print one by visiting the Site. You can also contact us at info@upsideavenue.com and request a paper copy.
(e)	Withdrawal of Consent to Receive Electronic Notices. You
can withdraw your consent before the Tax Document is furnished by mailing a letter including your name, mailing address,
effective tax year, and indicating your intent to withdraw
consent to the electronic delivery of Tax Documents to:
Multi-Housing Income REIT, Inc.
Attn: Investor Relations 9050 N. Capital of Texas
Highway, Suite 320 Austin, TX 78759
www.upsideavenue.com
If you withdraw consent to receive Tax Documents
electronically, a paper copy will be provided. Your consent
to receive the Tax Documents electronically continues for
every tax year until you withdraw your consent.
      (f)	Termination of Electronic Delivery ofTax Documents.
We may terminate your request for electronic delivery ofTax Documents without your withdrawal of consent in writing in the following instances:
      *	You don't have a password for your Company account
      *	Your Company account is closed
      *	You were removed from the Company account
*	Your role or authority on the Company account changed
in a manner that no longer allows you to consent to
electronic delivery
*	We received three consecutive email notifications
that indicate your email address is no longer valid
      *	We cancel the electronic delivery of Tax Documents
      (g)	You Must Keep Your E-mail Address Current With Us.
You must promptly notify us of a change of your email address.
If your mailing address, email address, telephone number or
other contact information changes, you may also provide
updated information by contacting us at info@upsideavenue.com.
      (h)	Hardware and Software Requirements. In order to
access and retain Tax Documents electronically, you must
satisfy the computer hardware and software requirements as set forth above in Section 9(c) of this Agreement. You will also need a printer if you wish to print Tax Documents on paper,
and electronic storage if you wish to download and save Tax Documents to your computer.
      11.	Limitations on Damages.
IN NO EVENT SHALL THE COMPANY BE LIABLE TO THE SUBSCRIBER FOR
ANY LOST PROFITS OR SPECIAL, CONSEQUENTIAL OR PUNITIVE
DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES.
THE FOREGOING SHALL BE INTERPRETED AND HAVE EFFECT TO THE
MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, RULE OR
REGULATION.
      12.	Arbitration.
      (a)	Either party may, at its sole election,
require that the sole and exclusive forum and remedy for
resolution of a Claim be final and binding arbitration
pursuant to this Section 12 (this "Arbitration
Provision"). The arbitration shall be conducted in
Austin, Texas. As used in this Arbitration Provision,
"Claim" shall include any past, present, or future claim,
dispute, or controversy involving you (or persons
claiming through or connected with you), on the one hand,
and the Company (or persons claiming through or connected
with the Company), on the other hand, relating to or
arising out of this Agreement, any Common Stock, the
Site, and/or the activities or relationships that
involve, lead to, or result from any of the foregoing,
including (except to the extent provided otherwise in the
last sentence of Section 12(e) below) the validity or
enforceability of this Arbitration Provision, any part
thereof, or the entire Agreement. Claims are subject to
arbitration regardless of whether they arise from
contract; tort (intentional or otherwise); a
constitution, statute, common law, or principles of
equity; or otherwise. Claims include (without limitation)
matters arising as initial claims, counter-claims, cross-
claims, third- party claims, or otherwise. The scope of
this Arbitration Provision is to be given the broadest
possible interpretation that is enforceable.
      (b)	The party initiating arbitration shall do so
with the American Arbitration Association (the "AAA") or
JAMS. The arbitration shall be conducted according to, and the location of the arbitration shall be determined in accordance with, the rules and policies of the administrator selected, except to the extent the rules conflict with this Arbitration Provision or any countervailing law. In the case of a conflict between the rules and policies ofthe administrator and this Arbitration Provision, this Arbitration Provision shall control, subject to countervailing law, unless all parties to the arbitration consent to have the rules and policies of the administrator apply.

      (c)	If we elect arbitration, we shall pay all the
administrator's filing costs and administrative fees (other
than hearing fees). If you elect arbitration, filing costs
and administrative fees (other than hearing fees) shall be
paid in accordance with the rules ofthe administrator
selected, or in accordance with countervailing law if
contrary to the administrator's rules. We shall pay the administrator's hearing fees for one full day of arbitration hearings. Fees for hearings that exceed one day will be paid by the party requesting the hearing, unless the
administrator's rules or applicable law require otherwise, or you request that we pay them and we agree to do so. Each
party shall bear the expense of its own attorney's fees,
except as otherwise provided by law. If a statute gives you
the right to recover any of these fees, these statutory
rights shall apply in the arbitration notwithstanding
anything to the contrary herein.
      (d)	Within 30 days of a final award by the arbitrator,
a party may appeal the award for reconsideration by a three-arbitrator panel selected according to the rules of the arbitrator administrator. In the event of such an appeal, an opposing party may cross-appeal within 30 days after notice
ofthe appeal. The panel will reconsider de novo all aspects
ofthe initial award that are appealed. Costs and conduct of
any appeal shall be governed by this Arbitration Provision
and the administrator's rules, in the same way as the initial arbitration proceeding.
Any award by the individual arbitrator that is not subject to appeal, and any panel award on appeal, shall be final and
binding, except for any appeal right under the Federal
Arbitration Act (the "FAA"), and may be entered as a judgment in any court of competent jurisdiction.
      (e)	We agree not to invoke our right to arbitrate an
individual Claim that you may bring in Small Claims Court or an equivalent court, if any, so long as the Claim is pending only in that court. EXCEPT AS EXPRESSLY PROVIDED IN THIS
AGREEMENT, NO ARBITRATION SHALL PROCEED ON A CLASS,
REPRESENTATIVE, OR COLLECTIVE BASIS (INCLUDING AS PRIVATE
ATTORNEY GENERAL ON BEHALF OF OTHERS), EVEN IF THE CLAIM OR
CLAIMS THAT ARE THE SUBJECT OF THE ARBITRATION HAD PREVIOUSLY
BEEN ASSERTED (OR COULD HAVE BEEN ASSERTED) IN A COURT AS
CLASS REPRESENTATIVE, OR COLLECTIVE ACTIONS IN A COURT.
      (f)	Unless otherwise provided in this Agreement or
consented to in writing by all parties to the arbitration, no party to the arbitration may join, consolidate, or otherwise bring claims for or on behalf of two or more individuals or
unrelated corporate entities in the same arbitration unless
those persons are parties to a single transaction. Unless
consented to in writing by all parties to the arbitration, an award in arbitration shall determine the rights and
obligations of the named parties only, and only with respect to the claims in arbitration, and shall not (i) determine the rights, obligations, or interests of anyone other than a
named party, or resolve any Claim of anyone other than a
named party, or (ii) make an award for the benefit of, or
against, anyone other than a named party. No administrator or arbitrator shall have the power or authority to waive, modify, or fail to enforce this subsection (e), and any attempt to do so, whether by rule, policy, arbitration decision or otherwise, shall be invalid and unenforceable. Any challenge to the validity ofthis subsection
(e) shall be determined exclusively by a court and not by the administrator or any arbitrator.
      (g)	This Arbitration Provision is made pursuant to a
transaction involving interstate commerce and shall be governed by and enforceable under the FAA. The arbitrator will apply substantive law consistent with the FAA and applicable statutes of limitations. The arbitrator may award damages or other types of relief permitted by applicable substantive law, subject to the limitations set forth in this Arbitration Provision. The arbitrator will not be bound by judicial rules of procedure and evidence that would apply in a court. The arbitrator shall take steps to reasonably protect confidential information.
      (h)	This Arbitration Provision shall survive (i)
suspension, termination, revocation, closure, or amendments to this Agreement and the relationship of the parties; (ii) the bankruptcy or insolvency of any party hereto or other party;
and (iii) any transfer of any loan or Common Stock or any
amounts owed on such loans or notes, to any other party. If any portion of this Arbitration Provision other than subsection (e)
is deemed invalid or unenforceable, the remaining portions
ofthis Arbitration Provision shall nevertheless remain valid and in force. If arbitration is brought on a class,
representative, or collective basis, and the limitations on
such proceedings in subsection (e) are finally adjudicated
pursuant to the last sentence of subsection
(e)	to be unenforceable, then no arbitration shall be
had. In no event shall any invalidation be deemed to authorize an arbitrator to determine Claims or make awards beyond those authorized in this Arbitration Provision.
      13.	Waiver of Court & Jury Rights. THE PARTIES
ACKNOWLEDGE THAT THEY HAVE A RIGHT TO LITIGATE CLAIMS THROUGH A
COURT BEFORE AJUDGE, BUT WILL NOT HAVE THAT RIGHT IF ANY PARTY
ELECTS ARBITRATION PURSUANT TO THIS ARBITRATION PROVISION. THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY WAIVE THEIR RIGHTS TO LITIGATE SUCH CLAIMS IN A COURT UPON ELECTION OF ARBITRATION BY
ANY PARTY. THE PARTIES HERETO WAIVE A TRIAL BY JURY IN ANY
LITIGATION RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER AGREEMENTS RELATED THERETO.
      14.	Authority. By executing this Agreement, you expressly
acknowledge that you have reviewed this Agreement and the Offering Circular for this particular subscription.
  For purposes of this Section 3.18, the terms "Related
Person", "Prohibited Investor", "Senior Foreign Political
Figure", "Close Associate", "Non-Cooperative Jurisdiction" and "Foreign Shell Bank" shall have the meanings described below;
"Close Associate of a Senior Foreign Political Figure" shall mean a person who is widely and publicly known internationally to maintain an unusually close relationship with the Senior
Foreign Political Figure, and includes a person who is in a position to conduct substantial domestic and international financial transactions on behalf of the Senior Foreign
Political Figure; "Foreign Shell Bank" shall mean a Foreign
Bank without a presence in any country.